Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release

Contact:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Dennis R. Secor
SVP & Chief Financial Officer
(213) 765-3289

Joe Teklits
ICR
(203) 682-8258

GUESS?, INC. ANNOUNCES NEW FIVE YEAR $85 MILLION CREDIT FACILITY WITH BANK OF AMERICA

LOS ANGELES, CA, September 20, 2006 — Guess?, Inc. (NYSE:GES) announced today that it has entered into a five-year $85 million secured multinational revolving credit facility with Bank of America.  This new facility replaces the Company’s existing asset-based facility with a group led by Wachovia Securities, Inc., which had an initial term through September 27, 2006.

Commenting on the announcement, Carlos Alberini, President and Chief Operating Officer, stated, “During this process, we have developed a strong relationship with Bank of America.  We are very pleased with the terms of the new facility.  The arrangement is less costly than the previous credit facility and includes more favorable terms, which capitalizes on the strong financial performance that the Company has delivered over the past few years.”

Mr. Alberini continued, “This facility, along with the Company’s operating cash flows and strong cash position are expected to provide ample liquidity and financial flexibility to meet the Company’s planned operating and strategic needs.”

At the time of closing, there were no borrowings due under the old credit facility other than as a result of normal trade letter of credit obligations.  The Company did not draw on the new facility at closing.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. As of August 26, 2006, the Company owned and operated 326 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future liquidity, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, our ability to anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, unexpected developments or changes in strategies resulting in the need for significant additional liquidity, and general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.